Exhibit 10.61

CONSULTING AGREEMENT BETWEEN:

Manuel Chan (“Consultant”) of 5515 Elizabeth Street, Vancouver, British Columbia V5Y 3K1

and

Silver Dragon Resources Inc. (“Client”) located at 200 Davenport Road, Toronto, Ontario M5R 1J2

1. The Consultant will provide services to the Client in China as agreed from time to time.

2. The Client will pay the Consultant fees at a rate of US$6,000 per month, upon the rendering of an invoice by the Consultant.

3. This Agreement runs from September 1, 2012 to August 31, 2014, except that either party may terminate this Agreement with six months’ written notice.

4. The Consultant acknowledges that he will acquire information about certain matters and things which are confidential to the Client. He agrees that he is prohibited from using or disclosing such confidential information, directly or indirectly, except with the written permission of the Client.

5. The Consultant is subject to a restrictive covenant prohibiting him from consulting for or being associated with a competitor, soliciting customers or suppliers of the Client or attempting to induce other employees of the Client to leave during the term of this Agreement and for a period of 12 months thereafter.

6. Anything created by the Consultant under this Agreement including, without limitation, all intellectual property rights in respect of such items shall be the sole exclusive property of the Client.

7. This Agreement will be governed by the laws of the Province of Ontario.

Manuel Chan	Silver Dragon Resources Inc.
(Consultant)	(Client)

Marc Hazout – CEO